250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

Arrow Reports Annual Net Income of $49.9 million and Total Assets Over $4 Billion

•Net income for 2021 was $49.9 million, up 22.1% year over year.
•Diluted Earnings Per Share (EPS) grew to $3.10 for the year.
•Return on average equity (ROE) was 14.09% and return on average assets (ROA) was 1.28%.
•Record highs were achieved at year-end for total assets, equity and assets under management by Arrow's Wealth Management Division.

GLENS FALLS, N.Y. (January 27, 2022) – Arrow Financial Corporation (NasdaqGS® – AROW) reported for the year ended December 31, 2021, that net income reached a record $49.9 million, up 22.1% over net income of $40.8 million for 2020. For 2021, revenue increased by $10.9 million and the provision for credit losses decreased by $9.0 million, which was partially offset by higher operating expenses and income taxes. For the fourth quarter of 2021, net income was $10.3 million, a decrease of $2.2 million, or 17.5%, from the fourth quarter of 2020. Diluted EPS was $3.10 for 2021, up 21.2% from $2.56 in 2020, and $0.63 for the fourth quarter of 2021, down 19.2% from $0.78 from the comparable 2020 quarter.

Return on average equity (ROE) and return on average assets (ROA) were 14.09% and 1.28%, respectively, as compared to 12.77% and 1.17%, respectively, for 2020. ROE was 11.22% for the fourth quarter, down from 14.98% from the fourth quarter of 2020. ROA was 1.01% for the fourth quarter, which represents a decrease from 1.34% for the comparable 2020 quarter.

“Arrow Financial Corporation delivered another year of strong financial results in 2021, with exceptional earnings, strong profitability ratios and asset growth to a record $4 billion, all while weathering a second year of pandemic-related issues," said Arrow President and CEO Thomas J. Murphy. “In addition to driving shareholder value in 2021, I am proud to say we advanced many continuous improvement initiatives with key investments in our Team, our branch network and our technology to position us for the future. Arrow also gave back to the communities it serves through increased charitable support to meet increasing and evolving needs. I commend the Arrow Team for their stellar performance, commitment and dedication to our company, our customers and our communities."

In the fourth quarter, Arrow continued its branch optimization initiative. In November, Saratoga National Bank consolidated two smaller branches into one larger, fully renovated branch in nearby Wilton Square. In December, Glens Falls National Bank consolidated two branches within a mile of each other in Fort Edward, allowing our Team to serve the community from one central, updated location. Throughout the year, a combination of renovation, consolidation and relocation has allowed us to deliver an enhanced customer experience while streamlining expenses.

On the technology front, the Team prepared a new online account opening platform, which launched earlier this month for Saratoga National Bank and will be followed later in 2022 at Glens Falls National Bank. Work also began in late 2021 on replacing our core technology in preparation for an upgrade this summer.

The following expands on fourth quarter and 2021 results:

COVID-19 Response: We continue to monitor the impact of the pandemic variants and all the challenges they present on our business and operations and the health and safety of our employees and customers are at the forefront of related decisions.

We continue to comply with Federal and New York State guidelines and regulations. All employees and directors are vaccinated, subject to appropriate health and religious exemptions. We continue to encourage remote work and minimize work-related travel and in-person meetings. A pandemic bonus to eligible employees, the second in two years, was awarded in recognition of the Team's enduring and exceptional pandemic performance. Arrow managed to avoid widespread lobby closures for the majority of the year. We are working through the current spike in cases by implementing temporary changes to branch availability by location as needed. On the lending side, we are well under way with the forgiveness process for the second round of Small Business Administration Paycheck Protection Program (PPP) loans, with the first round of loans already forgiven. As of December 31, 2021, $43.6 million of the total $234.2 million PPP loans funded are outstanding.

Loan Growth: At December 31, 2021, total loan balances reached $2.7 billion, up $73 million, or 2.8%, from the prior-year level. Net of $70.1 million of PPP loans forgiven by the Small Business Administration in 2021, loans grew by $143.1 million for the year. Loan growth for the fourth quarter was $13.2 million. Net of $16.4 million PPP loans forgiven in the quarter, loans grew by $29.6 in the fourth quarter. The consumer loan portfolio grew by $60.8 million, or 7.1%, over the balance at December 31, 2020, primarily as a result of continued strength in the indirect automobile lending program. Net of approximately $52.1 million of loans sold in 2021, the residential real estate loan portfolio increased $23.0 million, or 2.5% from the prior year. Commercial loans, including commercial real estate, decreased $10.9 million, or 1.3%, over the balances at December 31, 2020. The decrease in commercial loans includes $70.1 million of PPP loans forgiven by the Small Business Administration in 2021.

Deposit Growth: At December 31, 2021, total deposit balances reached $3.6 billion, up by $315.8 million, or 9.8%, from the prior-year level. Deposits decreased in the fourth quarter by $55.1 million. Non-municipal deposits grew by $53.3 million and municipal deposits seasonally contracted by $108.4 million as compared to September 30, 2021. Noninterest-bearing deposits grew by $108.9 million, or 15.5%, during 2021, and represented 22.8% of total deposits at year-end, as compared to the prior-year level of 21.7%. At December 31, 2021, total time deposits decreased $63.0 million from the prior-year level.

Net Interest Income: Net interest income for the year ending December 31, 2021, was $110.4 million, an increase of $11.2 million, or 11.2%, from the prior year. Interest and fees on loans were $105.0 million, an increase of 4.5% from the $100.5 million for the year ending December 31, 2020. Interest and fees related to PPP loans, included in the $105.0 million, were $7.8 million. Interest expense for the year ending December 31, 2021 was $5.2 million. This is a decrease of $7.5 million, or 59.1%, from the $12.7 million in expense for the prior year period. The net interest margin was 2.97% for the year ending December 31, 2021, as compared to 2.99% for the year ended December 31, 2020. In the fourth quarter of 2021, the net interest margin was 2.77%, as compared to 2.96% for the fourth quarter of 2020.

Noninterest Income: Noninterest income was $32.4 million for the year ending December 31, 2021, a decrease of 0.9% as compared to $32.7 million for the year ending December 31, 2020. Income from fiduciary activities in 2021 was $10.1 million, an increase of $1.3 million from 2020. Fees and other services to customers increased $1.5 million to $11.5 million in 2021. Interchange fees related to increased customer activity of debit card usage was the largest driver of the increase. Gain on sales of loans decreased $1.5 million from 2020 to $2.4 million in 2021 as a result of the strategic decision in the second half of 2021 to retain more newly originated residential real estate loans. The decrease in other operating income from 2020 was primarily driven by a $1.4 million decrease in income related to interest rate swap agreements.

Noninterest Expense: Noninterest expense for the year ending December 31, 2021, increased by $7.4 million, or 10.5%, to $78.1 million, as compared to $70.7 million in 2020. The largest component of noninterest expense is salaries and benefits paid to our employees, which totaled $44.8 million in 2021. Noninterest expense for the fourth quarter of 2021 increased $2.7 million, or 14.7%, as compared to the fourth quarter of 2020. Other operating expenses increased from the prior comparable quarter as a result of $1.4 million in non-recurring litigation reserve expense.

Provision for Income Taxes: The provision for income taxes for 2021 was $14.5 million, compared to $11.0 million for 2020. The effective income tax rates for 2021 and 2020 were 22.6% and 21.3%, respectively.

Asset Quality: Asset quality remained strong in 2021, as evidenced by low levels of nonperforming assets and charge-offs. Net loan losses for 2021, expressed as an annualized percentage of average loans outstanding, were 0.03% of average loans outstanding, a decrease from 0.05% for 2020. Net loan losses for the fourth quarter of 2021 were 0.03%, a decrease from 0.07% for the fourth quarter of 2020. Nonperforming assets of $11.8 million at December 31, 2021, represented 0.29% of period-end assets, an increase from 0.18% at December 31, 2020. The increase in nonperforming assets from the prior year was primarily the result of two commercial real estate loans being classified as nonaccrual during 2021.

Arrow's allowance for credit losses was $27.3 million at December 31, 2021, which represented 1.02% of loans outstanding, a decrease from 1.13% at year-end 2020. When expressed as a percentage of nonperforming loans, the allowance for credit loss coverage ratio was 233.9% at year-end 2021. Arrow adopted the Current Expected Credit Losses (CECL) accounting standard as of January 1, 2021. The provision of credit losses related to the loan portfolio was $272 thousand and the expense for estimated credit losses on off-balance sheet credit exposures included in other liabilities was $685 thousand for 2021.

Liquidity: Interest-bearing cash balances at December 31, 2021, were $430.7 million. Arrow continues to be well-prepared to address any unexpected volatility, which may affect cash flow and deposit balances. At December 31, 2021, contingent collateralized lines of credit were established and available through the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York, totaling $1.3 billion. Arrow has additional liquidity options currently available, including unsecured lines of credit such as Fed Funds and brokered markets.

Capital: Total shareholders’ equity grew to a record of $371.2 million at period-end, an increase of $36.8 million, or 11.0%, above the year-end 2020 balance. Arrow's regulatory capital ratios remained strong in 2021. At December 31, 2021, Arrow's Common Equity Tier 1 Capital Ratio was 13.77% and Total Risk-Based Capital Ratio was 15.69%. The capital ratios of Arrow and both its subsidiary banks continued to significantly exceed the “well capitalized” regulatory standards.

Cash and Stock Dividends: On December 15, 2021, Arrow distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by Arrow in the fourth quarter of 2020 when adjusted for the 3% stock dividend distributed on September 24, 2021.

Industry Recognition: In the fourth quarter, both of Arrow's banking subsidiaries, Glens Falls National Bank and Saratoga National Bank, maintained their BauerFinancial, Inc. 5-Star "Exceptional Performance" Bank ratings for the 14th and 12th consecutive years, respectively. Other awards during 2021 included the Raymond James Community Bankers Cup, which recognizes the top 10% of community banks using various profitability, efficiency and balance sheet metrics; and the Piper Sandler Sm-All Stars Class of 2021, which includes the top 35 banks and thrifts.
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About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc. and Upstate Agency, LLC.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$25,631	$25,835	$104,985	$100,492
Interest on Deposits at Banks	214	92	565	321
Interest and Dividends on Investment Securities:
Fully Taxable	1,678	1,510	6,487	7,131
Exempt from Federal Taxes	831	935	3,513	3,952
Total Interest and Dividend Income	28,354	28,372	115,550	111,896
INTEREST EXPENSE
Interest-Bearing Checking Accounts	165	231	731	1,292
Savings Deposits	412	640	1,902	5,090
Time Deposits over $250,000	33	202	261	1,465
Other Time Deposits	123	422	634	2,782
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	—	5	3	60
Federal Home Loan Bank Advances	197	198	783	1,063
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	173	172	686	746
Interest on Financing Leases	49	48	195	196
Total Interest Expense	1,152	1,918	5,195	12,694
NET INTEREST INCOME	27,202	26,454	110,355	99,202
Provision for Credit Losses	558	1,236	272	9,319
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	26,644	25,218	110,083	89,883
NONINTEREST INCOME
Income From Fiduciary Activities	2,604	2,277	10,142	8,890
Fees for Other Services to Customers	2,968	2,655	11,462	10,003
Insurance Commissions	1,645	1,799	6,487	6,876
Net (Loss) Gain on Securities	(139)	88	111	(464)
Net Gain on Sales of Loans	142	1,696	2,393	3,889
Other Operating Income	369	588	1,774	3,464
Total Noninterest Income	7,589	9,103	32,369	32,658
NONINTEREST EXPENSE
Salaries and Employee Benefits	11,438	11,058	44,798	42,061
Occupancy Expenses, Net	1,334	1,393	5,814	5,614
Technology and Equipment Expense	3,868	3,169	14,870	12,976
FDIC Assessments	278	293	1,042	1,063
Other Operating Expense	3,942	2,279	11,524	8,964
Total Noninterest Expense	20,860	18,192	78,048	70,678
INCOME BEFORE PROVISION FOR INCOME TAXES	13,373	16,129	64,404	51,863
Provision for Income Taxes	3,064	3,634	14,547	11,036
NET INCOME	$10,309	$12,495	$49,857	$40,827
Average Shares Outstanding[1]:
Basic	16,028	15,964	16,018	15,929
Diluted	16,091	15,981	16,073	15,944
Per Common Share:
Basic Earnings	$0.64	$0.78	$3.11	$2.56
Diluted Earnings	0.63	0.78	3.10	2.56
[1] Share and per share data have been restated for the September 24, 2021, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Cash and Due From Banks	$26,978	$42,116
Interest-Bearing Deposits at Banks	430,718	338,875
Investment Securities:
Available-for-Sale	559,316	365,287
Held-to-Maturity (Approximate Fair Value of $201,292 at December 31, 2021, and $226,576 at December 31, 2020)	196,566	218,405
Equity Securities	1,747	1,636
Other Investments	5,380	5,349
Loans	2,667,941	2,595,030
Allowance for Credit Losses	(27,281)	(29,232)
Net Loans	2,640,660	2,565,798
Premises and Equipment, Net	46,217	42,612
Goodwill	21,873	21,873
Other Intangible Assets, Net	1,918	1,950
Other Assets	96,579	84,735
Total Assets	$4,027,952	$3,688,636
LIABILITIES
Noninterest-Bearing Deposits	$810,274	$701,341
Interest-Bearing Checking Accounts	994,391	832,434
Savings Deposits	1,531,287	1,423,358
Time Deposits over $250,000	82,811	123,622
Other Time Deposits	131,734	153,971
Total Deposits	3,550,497	3,234,726
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	—	17,486
Federal Home Loan Bank Overnight Advances	—	—
Federal Home Loan Bank Term Advances	45,000	45,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Finance Leases	5,169	5,217
Other Liabilities	36,100	31,815
Total Liabilities	3,656,766	3,354,244
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value, 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized (20,800,144 Shares Issued at December 31, 2021, and 20,194,474 Shares Issued at December 31, 2020)	20,800	20,194
Additional Paid-in Capital	377,996	353,662
Retained Earnings	54,078	41,899
Accumulated Other Comprehensive Loss	347	(816)
Treasury Stock, at Cost (4,759,414 Shares at December 31, 2021, and 4,678,736 Shares at December 31, 2020)	(82,035)	(80,547)
Total Stockholders’ Equity	371,186	334,392
Total Liabilities and Stockholders’ Equity	$4,027,952	$3,688,636

Arrow Financial Corporation
Selected Quarterly Information
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Net Income	$10,309	$12,989	$13,279	$13,280	$12,495
Transactions in Net Income (Net of Tax):
Net Changes in Fair Value of Equity Investments	(104)	(79)	145	119	66

Share and Per Share Data:[1]
Period End Shares Outstanding	16,041	16,020	16,039	16,009	15,981
Basic Average Shares Outstanding	16,028	16,027	16,024	15,994	15,964
Diluted Average Shares Outstanding	16,091	16,085	16,085	16,030	15,981
Basic Earnings Per Share	$0.64	$0.81	$0.83	$0.83	$0.78
Diluted Earnings Per Share	0.63	0.81	0.83	0.83	0.78
Cash Dividend Per Share	0.260	0.252	0.252	0.252	0.252

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$551,890	$416,500	$369,034	$334,155	$349,430
Investment Securities	681,732	675,980	668,089	593,822	590,151
Loans	2,660,665	2,641,726	2,651,449	2,618,362	2,610,834
Deposits	3,590,766	3,435,933	3,395,271	3,254,815	3,256,238
Other Borrowed Funds	70,162	72,187	74,957	82,659	95,047
Shareholders’ Equity	364,409	359,384	350,203	340,708	331,899
Total Assets	4,060,540	3,902,041	3,851,921	3,712,020	3,721,954
Return on Average Assets, annualized	1.01%	1.32%	1.38%	1.45%	1.34%
Return on Average Equity, annualized	11.22%	14.34%	15.21%	15.81%	14.98%
Return on Average Tangible Equity, annualized [2]	12.01%	15.36%	16.32%	17.00%	16.13%
Average Earning Assets	3,894,287	3,734,206	3,688,572	3,546,339	3,550,415
Average Paying Liabilities	2,841,304	2,705,283	2,721,961	2,639,240	2,674,795
Interest Income	28,354	29,807	29,695	27,694	28,372
Tax-Equivalent Adjustment [3]	285	292	293	235	251
Interest Income, Tax-Equivalent [3]	28,639	30,099	29,988	27,929	28,623
Interest Expense	1,152	1,169	1,335	1,539	1,918
Net Interest Income	27,202	28,638	28,360	26,155	26,454
Net Interest Income, Tax-Equivalent [3]	27,487	28,930	28,653	26,390	26,705
Net Interest Margin, annualized	2.77%	3.04%	3.08%	2.99%	2.96%
Net Interest Margin, Tax-Equivalent, annualized [3]	2.80%	3.07%	3.12%	3.02%	2.99%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$20,860	$19,423	$19,087	$18,678	$18,192
Less: Intangible Asset Amortization	52	51	53	54	56
Net Noninterest Expense	$20,808	$19,372	$19,034	$18,624	$18,136
Net Interest Income, Tax-Equivalent	$27,487	$28,930	$28,653	$26,390	$26,705
Noninterest Income	7,589	7,694	8,478	8,608	9,103
Less: Net (Loss) Gain on Securities	(139)	(106)	196	160	88
Net Gross Income	$35,215	$36,730	$36,935	$34,838	$35,720
Efficiency Ratio	59.09%	52.74%	51.53%	53.46%	50.77%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$371,186	$360,171	$353,033	$342,413	$334,392
Book Value per Share [1]	23.14	22.48	22.01	21.39	20.92
Goodwill and Other Intangible Assets, net	23,791	23,879	23,955	23,922	23,823
Tangible Book Value per Share [1,2]	21.66	20.99	20.52	19.89	19.43

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.20%	9.39%	9.29%	9.37%	9.07%
Common Equity Tier 1 Capital Ratio	13.77%	13.71%	13.79%	13.56%	13.39%
Tier 1 Risk-Based Capital Ratio	14.55%	14.51%	14.61%	14.39%	14.24%
Total Risk-Based Capital Ratio	15.69%	15.66%	15.78%	15.55%	15.48%

Assets Under Trust Admin. & Investment Mgmt.	$1,851,101	$1,778,659	$1,804,854	$1,725,754	$1,659,029

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and per share data have been restated for the September 24, 2021, 3% stock dividend.

2.	Non-GAAP Financial Measure Reconciliation: Tangible Book Value, Tangible Equity, and Return on Tangible Equity exclude goodwill and other intangible assets, net from total equity. These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
		12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
	Total Stockholders' Equity (GAAP)	$371,186	$360,171	$353,033	$342,413	$334,392
	Less: Goodwill and Other Intangible assets, net	23,791	23,879	23,955	23,922	23,823
	Tangible Equity (Non-GAAP)	$347,395	$336,292	$329,078	$318,491	$310,569

	Period End Shares Outstanding	16,041	16,020	16,039	16,009	15,981
	Tangible Book Value per Share (Non-GAAP)	$21.66	$20.99	$20.52	$19.89	$19.43
	Net Income	10,309	12,989	13,279	13,280	12,495
	Return on Tangible Equity (Net Income/Tangible Equity - Annualized)	12.01%	15.36%	16.32%	17.00%	16.13%

3.	Non-GAAP Financial Measure Reconciliation: Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
	Interest Income (GAAP)	$28,354	$29,807	$29,695	$27,694	$28,372
	Add: Tax Equivalent Adjustment (Non-GAAP)	285	292	293	235	251
	Interest Income - Tax Equivalent (Non-GAAP)	$28,639	$30,099	$29,988	$27,929	$28,623

	Net Interest Income (GAAP)	$27,202	$28,638	$28,360	$26,155	$26,454
	Add: Tax-Equivalent adjustment (Non-GAAP)	285	292	293	235	251
	Net Interest Income - Tax Equivalent (Non-GAAP)	$27,487	$28,930	$28,653	$26,390	$26,705
	Average Earning Assets	3,894,287	3,734,206	3,688,572	3,546,339	3,550,415
	Net Interest Margin (Non-GAAP)*	2.80%	3.07%	3.12%	3.02%	2.99%

4.	Non-GAAP Financial Measure Reconciliation: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with bank regulatory capital rules. All prior quarters reflect actual results. The December 31, 2021 CET1 ratio listed in the tables (i.e., 13.77%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
	Total Risk Weighted Assets	2,552,821	2,511,910	2,438,445	2,404,456	2,357,094
	Common Equity Tier 1 Capital	351,497	344,507	336,265	326,039	315,696
	Common Equity Tier 1 Ratio	13.77%	13.71%	13.79%	13.56%	13.39%

* Quarterly ratios have been annualized

Arrow Financial Corporation
Consolidated Financial Information
(Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2021	12/31/2020
Loan Portfolio
Commercial Loans	$172,518	$240,554
Commercial Real Estate Loans	628,929	571,787
Subtotal Commercial Loan Portfolio	801,447	812,341
Consumer Loans	920,556	859,768
Residential Real Estate Loans	945,938	922,921
Total Loans	$2,667,941	$2,595,030
Allowance for Credit Losses
Allowance for Credit Losses, Beginning of Quarter	$26,956	$28,446
Loans Charged-off	(719)	(630)
Recoveries of Loans Previously Charged-off	486	179
Net Loans Charged-off	(233)	(451)
Provision for Credit Losses	558	1,237
Allowance for Credit Losses, End of Quarter	$27,281	$29,232
Nonperforming Assets
Nonaccrual Loans	$10,764	$6,033
Loans Past Due 90 or More Days and Accruing	823	228
Loans Restructured and in Compliance with Modified Terms	77	145
Total Nonperforming Loans	11,664	6,406
Repossessed Assets	126	155
Other Real Estate Owned	—	—
Total Nonperforming Assets	$11,790	$6,561
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.03%	0.07%
Provision for Credit Losses to Average Loans, Quarter-to-date Annualized	0.08%	0.19%
Allowance for Credit Losses to Period-End Loans	1.02%	1.13%
Allowance for Credit Losses to Period-End Nonperforming Loans	233.89%	456.32%
Nonperforming Loans to Period-End Loans	0.44%	0.25%
Nonperforming Assets to Period-End Assets	0.29%	0.18%
Twelve-Month Period Ended:
Allowance for Credit Losses
Allowance for Credit Losses, Beginning of Year	$29,232	$21,187
Impact of the Adoption of ASU 2016-13	(1,300)	—
Loans Charged-off	(2,239)	(1,989)
Recoveries of Loans Previously Charged-off	1,316	715
Net Loans Charged-off	(923)	(1,274)
Provision for Credit Losses	272	9,319
Allowance for Credit Losses, End of Year	$27,281	$29,232
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.03%	0.05%
Provision for Credit Losses to Average Loans	0.01%	0.37%